032 Putnam U.S. Government Income Trust attachment
3/31/05 Semi Annual

77C
Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected as follows:

                 	      Votes  	       Votes
                              For	       Withheld
Jameson A. Baxter             84,448,012       3,868,055
Charles B. Curtis             84,440,340       3,875,727
Myra R. Drucker               84,421,299       3,894,768
Charles E. Haldeman, Jr.      84,402,945       3,913,122
John A. Hill                  84,403,759       3,912,308
Ronald J. Jackson             84,494,282       3,821,785
Paul L. Joskow                84,476,121       3,839,946
Elizabeth T. Kennan           84,415,330       3,900,737
John H. Mullin, III           84,458,893       3,857,174
Robert E. Patterson           84,456,315       3,859,752
George Putnam, III            84,398,320       3,917,747
A.J.C. Smith *                84,368,981       3,947,086
W. Thomas Stephens            84,457,794       3,858,273
Richard B. Worley             84,385,863       3,930,204

* Mr. Smith resigned from the Board of Trustees on January 14, 2005.


A motion with respect to a proposal to approve an amendment to the funds Agreement and Declaration of Trust was not brought before the meeting and accordingly no vote was taken with respect to the proposal.


A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime
Money Market Fund was approved as follows:

 Votes             Votes	Abstentions
 For	          Against

 63,894,933       3,367,092     20,784,042




January 10, 2005 meeting

A proposal to approve the elimination of the funds fundamental investment restriction with respect to investments in options, puts, calls, straddles and spreads was approved as follows:

   Votes           Votes       Abstentions
   For	           Against

   60,362,835     6,312,438     22,240,451




A proposal to amend the funds fundamental investment restriction with respect to investments in commodities to permit the fund to invest in financial futures contracts was approved as follows:


    Votes          Votes       Abstentions
    For	           Against

   61,405,540     6,203,625    21,306,559





All tabulations are rounded to the nearest whole number.